                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]     Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss. 240.14a-12

                            Z-TEL TECHNOLOGIES, INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

1)       Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

2)       Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

         -----------------------------------------------------------------------

4)       Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

5)       Total fee paid:

         -----------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)            Amount Previously Paid:

              ---------------------------------------------

2)            Form, Schedule or Registration Statement No.:

              ---------------------------------------------

3)            Filing Party:

              ---------------------------------------------

4)            Date Filed:

              ---------------------------------------------

                            Z-TEL TECHNOLOGIES, INC.
                  601 South Harbor Island Boulevard, Suite 220
                              Tampa, Florida 33602



                                                     May 1, 2001


TO OUR STOCKHOLDERS:

     You are cordially invited to attend our 2001 Annual Meeting of Stockholders, which will be held at the Wyndham Harbor Island Hotel, Tampa, Florida 33602, on Thursday, May 31, 2001 at 1:00 p.m., local time.

     At our second Annual Meeting of Stockholders since we became a publicly-traded company, I look forward to the opportunity to report to you regarding the achievements made during the last year by Z-Tel and its officers and directors, to discuss with you the challenges we face, and to update you regarding our plans for the future.

     Please read these materials so that you'll know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card. That way, your shares will be voted as you direct even if you can't attend the meeting.


                                            D. GREGORY SMITH


                                            President, Chief Executive Officer
                                            and Chairman of the Board

                            Z-TEL TECHNOLOGIES, INC.
                  601 South Harbor Island Boulevard, Suite 220
                              Tampa, Florida 33602

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 31, 2001


TO THE STOCKHOLDERS OF Z-TEL TECHNOLOGIES, INC.:

     TIME:         1:00 p.m., local time, on Thursday, May 31, 2001

     PLACE:        Wyndham Harbor Island Hotel, Tampa, Florida 33602

     ITEMS
       OF BUSINESS:

                  1.       To elect directors;

                  2. To approve an amendment to the company's Amended and Restated Certificate of Incorporation to require that action of the stockholders of the company be taken at a meeting thereof and not by written consent;

                  3. To approve an amendment to the company's 2000 Equity Participation Plan to increase the number of shares issuable pursuant to awards made thereunder; and

                  4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


     RECORD DATE               You can vote if you were a stockholder of record
                               on April 10, 2001.

     ANNUAL REPORT             Our 2001 Annual Report to Stockholders, which is
                               not a part of this proxy statement, is enclosed.

     PROXY VOTING              It is important that your shares be
                               represented and voted at the Annual Meeting.
                               Please vote by dating, signing and mailing the enclosed proxy card promptly in the enclosed postage paid pre-addressed envelope. If you should be present at the meeting and desire to vote in person, you may withdraw your proxy.


                                    By Order of the Board of Directors,



                                    D. GREGORY SMITH, President, Chief
                                    Executive Officer and Chairman of the
                                    Board

May 1, 2001

                            Z-TEL TECHNOLOGIES, INC.
                  601 South Harbor Island Boulevard, Suite 220
                              Tampa, Florida 33602

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 31, 2001

TO THE STOCKHOLDERS OF                                              MAY 1, 2001
Z-TEL TECHNOLOGIES, INC.:


         These proxy materials are delivered in connection with the solicitation by the Board of Directors of Z-Tel Technologies, Inc. ("Z-Tel," the "company," "we," or "us"), a Delaware corporation, of proxies to be voted at our 2001 Annual Meeting of Stockholders and at any adjournments or postponements thereof.

         You are invited to attend our Annual Meeting of Stockholders on May 31, 2001, beginning at 1:00 p.m., local time. The Annual Meeting will be held at the Wyndham Harbor Island Hotel, Tampa, Florida, 33602. Stockholders will be admitted beginning at 12:30 p.m.

         It is important that your proxy be returned promptly to avoid unnecessary expense to the company. Therefore, whether you plan to attend the Annual Meeting or not and regardless of the number of shares of stock you own, please date, sign and return the enclosed proxy promptly.


                            ABOUT THE ANNUAL MEETING

WHAT IS THE PURPOSE OF THE MEETING?

         At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including 1) the election of directors;
2) an amendment to our Amended and Restated Certificate of Incorporation to require that action of the stockholders be taken at a meeting thereof; and 3) an amendment to our 2000 Equity Participation Plan to increase the number of authorized shares issuable pursuant to awards made thereunder. In addition, our management will report on our performance during 2000 and respond to questions from stockholders.

WHEN ARE THESE MATERIALS BEING MAILED?

         This Proxy Statement, form of proxy and voting instructions are being mailed starting on approximately May 5, 2001.

WHO IS ENTITLED TO VOTE?

         Only holders of record of common stock and Series D and E preferred stock as of the close of business on the record date, April 10, 2001, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting (or any adjournment or postponement thereof) the shares that they held on the record date. As of that date, there were 33,802,610 common shares, 4,688,247 Series D preferred shares and 4,166,667 Series E preferred shares outstanding. Holders of the common stock and the Series D and E preferred stock will vote as a single class of all matters at the Annual Meeting, and each share of common stock and Series D and E preferred stock will be entitled to one vote on each matter properly brought before the Annual Meeting.

WHAT CONSTITUTES A QUORUM?

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock and Series D and E preferred stock entitled to vote on the record date (treated as a single class) will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting, but will not be counted for any other purpose. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions as to that item from the beneficial owner.

HOW DO I VOTE?

         If you complete and properly sign the accompanying proxy card and return it to our transfer agent, it will be voted as you direct. If you are a registered stockholder and attend the Annual Meeting, you may vote at the Annual Meeting either by delivering your completed proxy card in person or by voting instead by ballot. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

         No, you must vote by completing and returning the enclosed proxy card in the enclosed postage paid pre-addressed envelope, or by voting in person at the meeting.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

         Yes. Even after you have submitted your proxy, you may revoke the proxy and you may change your vote at any time before the proxy is exercised by filing with the Secretary of Z-Tel either a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting the shares in person. No such notice of revocation or later dated proxy, however, will be effective until received by us at or prior to the Annual Meeting. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournment thereof as indicated on the proxy card. Sending in a proxy does not affect your right to vote in person if you attend the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

IF I SUBMIT A PROXY, HOW WILL MY SHARES BE VOTED?

         Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

         The Board's recommendations are set forth, together with the description of each item, in this proxy statement. In summary, The Board recommends a vote:

              - for election of the nominees for director positions (see page 5);

              - for approval of the amendment to the company's Certificate of Incorporation to require that shareholder action be taken at a meeting thereof (see page 8); and

              - for approval of the amendment to the company's 2000 Equity Participation Plan to increase the number of shares issuable pursuant to awards made thereunder (see page 11).

         With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. As of the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

         ELECTION OF DIRECTORS. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

         APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION. The affirmative vote of holders of stock representing a majority of the voting power of all shares of the common stock and Series D and E preferred stock outstanding on the record date, voting together as a single class, is required for approval of the Amendment to the Certificate of Incorporation. A properly executed proxy marked "ABSTAIN" with respect to the Amendment will not be voted, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

         APPROVAL OF AMENDMENT TO 2000 EQUITY PARTICIPATION PLAN AND OTHER ITEMS. For approval of the amendment to the 2000 Equity Participation Plan to increase the number of shares issuable pursuant to awards made thereunder, and any other item of business to come before the meeting, the item will be approved if a majority of the votes cast on the matter are affirmative. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

HOW WILL VOTES BE COUNTED?

         All votes will be tabulated by employees of Corporate Communications, Inc., whose representatives will serve as one or more of the inspectors of election. Although abstentions and broker non-votes are each included in the determination of the number of shares present, they are not counted on any matters brought before the meeting.


WHO IS PAYING FOR THE PREPARATION AND MAILING OF THE PROXY MATERIALS AND HOW WILL SOLICITATIONS BE MADE?

         We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, mail, electronic transmission, facsimile transmission or telegram. The company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to stockholders and the company will reimburse such institutions for their out-of-pocket expenses.

                                PROPOSAL NO. 1 -
                              ELECTION OF DIRECTORS

         At the Annual Meeting, three directors are to be elected. Presently, the Board of Directors is divided into three classes, currently consisting of three directors in each class, whose terms expire at successive annual meetings. The current terms of the three classes of directors expire in 2001 (Class I directors), 2002 (Class II directors), and 2003 (Class III directors). Directors are generally elected for three year terms, and each of the Class I directors elected at the 2001 Annual Meeting will be elected to serve a three year term.

         The Board of Directors has nominated the following persons to stand for election as Class I directors at the 2001 Annual Meeting of Stockholders, with terms expiring in 2004:

                              Laurence S. Grafstein
                              Charles W. McDonough
                                Mark S. Feighner

         Each of the proposed nominees for election as a director has consented to serve if elected. If, as a result of circumstances not now known or foreseen, one or more of the nominees shall be unavailable or unwilling to serve as a director, proxies may be voted for the election of such other persons as the Board of Directors may select. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

         The persons named in the enclosed form of proxy intend, unless otherwise directed, to vote such proxy "FOR" the election of Laurence S. Grafstein, Charles W. McDonough and Mark S. Feighner as Class I directors of the Company. The nominees that receive a plurality of the votes cast by the shares entitled to vote at the Annual Meeting shall be elected as the directors.

DIRECTORS STANDING FOR ELECTION

         LAURENCE S. GRAFSTEIN (CLASS I), 40, has been a director of Z-Tel since October 1999. Mr. Grafstein is Managing Director and co-founder of Gramercy Communications Partners, Inc., a private equity firm specializing in telecommunications investments. From February 1996 to May 1999, Mr. Grafstein was a Managing Director and head of the global telecommunications investment banking practice at Credit Suisse First Boston, a global investment bank. From February 1994 to February 1996, Mr. Grafstein was a Managing Director of Wasserstein Perella & Co., a global investment bank. Mr. Grafstein received a Bachelor of Arts degree from Harvard University, a Master of Philosophy degree from Balliol College of Oxford University, where he was a Rhodes Scholar and president of the Oxford Union Society, and a JD from the University of Toronto Law School. Mr. Grafstein is a director of Cypress Communications, Inc. and a director of Mortgage IT. He has been a director of North American Telecommunications Corp. since October of 1999; in February of 2001, North American Telecommunications Corp. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.

         MARK S. FEIGHNER (CLASS I), 52, has been a director of Z-Tel since November 2000. Mr. Feighner was President of GTE Wireless (formerly GTE Mobilnet) from 1995 until his retirement in February 2000. Mr. Feighner has over 28 years of experience in the telecommunications industry. Mr. Feigner received a B.S. from Indiana University.

         CHARLES MCDONOUGH (CLASS I), 49, has been a director of Z-Tel since November 2000. Mr. McDonough has served as senior vice president-chief technology officer since August 1998. From 1975 through 1998, he was an employee and then a partner at Andersen Consulting LLP. Mr. McDonough received a B.A. in Industrial Engineering and a M.S. in Industrial Administration from Carnegie Mellon University.

DIRECTORS CONTINUING IN OFFICE

         DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2002:

         EDUARD J. MAYER (CLASS II), 48, has been a director of Z-Tel since July 1998 and vice president-strategic alliances since July 1999. Mr. Mayer holds a Bachelor's degree in Commerce from the University of Windsor and a M.B.A. from New York University.

         BUFORD H. ORTALE (CLASS II), 39, has been a director of Z-Tel since July 1998. Since 1996 Mr. Ortale has been the president of Sewanee Ventures, LLC, a private investment firm. From 1993 to 1996 Mr. Ortale was a director and then a managing director of NationsBanc Capital Markets Inc. He is a member of the board of directors of Digital Medical Systems. Mr. Ortale received his B.A. degree from The University of the South and a M.B.A. from Vanderbilt University.

         CHARLES D. HYMAN (CLASS II), 42, has been a director of Z-Tel since November 2000. Since 1993, Mr. Hyman has been President of Charles D. Hyman and Company, a private investment advisory firm he founded. Mr. Hyman received a B.A. from the University of Virginia and an M.B.A. from the University of Florida.

         DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2003:

         D. GREGORY SMITH (CLASS III), 42, a founder of Z-Tel, has served as president, chairman of the board and chief executive officer of Z-Tel since inception. Mr. Smith was a director of Premiere Technologies, Inc. from 1991 to 1997, executive vice president from 1994 to 1997 and vice president from 1991 to 1994. From 1987 to 1991, Mr. Smith was a management and financial consultant with Olympus Telecommunications, Inc. and Olympus Partners, Inc., companies that he founded. Mr. Smith has also held positions with NationsBank of Florida, N.A. and Chase Bank of Florida. Mr. Smith received his B.S. in Commerce from the University of Virginia.

         JEFFREY A. BOWDEN (CLASS III), 54, a founder of Z-Tel, has served as a director of Z-Tel since July 1998. Mr. Bowden has been Executive Vice President-Corporate Strategy since September 2000 and director since December 2000 of Pacific Century Cyberworks, Limited. Mr. Bowden is also a director of Softnet Systems, Inc. Mr. Bowden was a director of The Boston Consulting Group, Inc. from 1998 to September 2000. Mr. Bowden was vice president of Bell Atlantic Corporation from 1997 to 1998. Mr. Bowden was a vice president of The Nynex Corporation from 1994 to 1997 and vice president and a director of The Boston Consulting Group, Inc. from 1988 to 1994. Mr. Bowden received his B.S. from the University of Michigan and his M.B.A. from the Harvard Graduate School of Business.

         LAWRENCE C. TUCKER (CLASS III), 58, has been a director of Z-Tel since November 2000. Mr. Tucker has been with Brown Brothers Harriman & Co., a private investment banking and advisory firm, for 33 years, and was named a General Partner of the firm in 1979. Mr. Tucker received a B.S. from the Georgia Institute of Technology and an M.B.A. from the Wharton School of the University of Pennsylvania.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES


         The Board of Directors held 13 formal meetings during 2000. In 2000, the Directors other than Messrs. Grafstein, Bowden, Mayer and Feighner attended 100% of the total number of Board meetings. Messrs. Grafstein and Bowden missed two Board meetings and Messrs. Mayer and Feighner missed one Board meeting during 2000. All other actions during the year were accomplished through unanimous written consents.

         The Board of Directors has a standing Audit Committee and Compensation Committee, but does not have a Nominating Committee. The Board of Directors functions as a Nominating Committee, and the Board will consider written recommendations from stockholders for positions on the Board of Directors in accordance with the procedures set forth in the Amended and Restated Certificate of Incorporation of the company. See "Stockholder Proposals for Presentation at the 2002 Annual Meeting" for further information.

         The Audit Committee's principal responsibilities are to select annually a firm of independent certified public accountants, to review the annual audit of the company's financial statements as well as the company's interim financial statements and to meet with the independent certified public accountants of the Company from time to time in order to review the company's internal controls and financial management practices. The Audit Committee is currently composed of four members: Mark S. Feighner, Buford H. Ortale, Jeffrey A. Bowden and Laurence
S. Grafstein. The Audit Committee met formally 4 times during 2000 and acted by unanimous written consent. The company's securities are listed on The NASDAQ Stock Market and are governed by its listing standards. The NASDAQ rules generally require that by June 14, 2001, all members of the Audit Committee be independent (as specifically defined in those rules). Currently, one member of the Audit Committee, Mr. Bowden, is not independent as defined in the NASDAQ rules because he was formerly employed by the company. In order for the company to comply with the NASDAQ rules regarding independent Audit Committee members, Mr. Bowden will step down from the Audit Committee effective June 14, 2001.The Audit Committee has adopted a written Audit Committee Charter that is attached hereto as Exhibit "A".

         The Compensation Committee's principal responsibility to date has been to serve as the committee responsible for administering the 1998 and 2000 Equity Participation Plans. The Committee's role has recently expanded to include the review of executive compensation, including salary, bonus plans, and executive employment agreements. The current members of the Compensation Committee are Buford H. Ortale, Jeffrey A. Bowden, Lawrence C. Tucker and Charles D. Hyman. The Compensation Committee did not formally meet during 2000 apart from meetings of the full Board of Directors. All actions of the Compensation Committee during 2000 were taken by unanimous written consent.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES AS DIRECTORS OF THE COMPANY -- ITEM 1 ON YOUR PROXY CARD.

                                PROPOSAL NO. 2 -
                            APPROVAL OF AMENDMENT TO
              OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

         The Board of Directors has unanimously approved and recommended for stockholder approval an Amendment to our Amended and Restated Certificate of Incorporation to require that all stockholder action must be taken at an annual or special meeting thereof, and may not be taken by written consent. Under Delaware law, the Amendment would become effective upon stockholder approval and upon filing the Amendment with the Secretary of State of the State of Delaware. The background, reasons and effects of the proposal are set forth below.

THE PROPOSAL

         We believe that Z-Tel may be vulnerable to certain tactics -- such as the accumulation of substantial voting blocks of our stock as a prelude to an attempt to gain control of the company or to effect significant corporate restructuring, a proxy fight and other similar devices -- which have become relatively more common in recent years. The Board of Directors believes that such tactics can be highly disruptive to the operation of a company and can result in dissimilar and unfair treatment of a company's stockholders. This proposal is being submitted to help protect Z-Tel from these kinds of tactics, but not in response to any pending or threatened attempt to acquire control of Z-Tel. Rather, the proposal is being submitted in order to help ensure that the company is adequately prepared for any such activities that might arise in the future.

         Under Delaware law, unless the Certificate of Incorporation provides otherwise, stockholders may take action without notice, without a meeting and without a stockholder vote if the written consent of at least the minimum number of votes required for action at a stockholders' meeting is obtained. Our Certificate of Incorporation currently does not provide otherwise. The Amendment provides that stockholder action must be taken at an annual or special meeting of the stockholders which is duly called and held in accordance with Delaware law and the Certificate of Incorporation and bylaws of the company, and prohibits action by written consent of the stockholders.

         If the Amendment is approved, it would require a person who had acquired a controlling interest in Z-Tel to take action at a duly called and held meeting of the stockholders of Z-Tel. Elimination of the ability to take action via stockholder written consent may lengthen the amount of time required to take stockholder actions because certain actions by written consent are not subject to the minimum notice requirement of a stockholders' meeting. The elimination of the ability of stockholders to act by written consent may deter hostile takeover attempts because of the lengthened stockholder approval process.

         The Amendment will give all stockholders of Z-Tel the opportunity to participate in determining any proposed action and will prevent the holders of a majority of the voting stock from using the written consent procedure to take stockholder action without affording all stockholders an opportunity to participate. The Amendment will prevent stockholders from taking action other than at an annual or special meeting of stockholders duly called and noticed. This could lengthen the amount of time required to take stockholder actions, which will ensure that stockholders will have sufficient time to weigh the arguments presented by both sides in connection with any contested stockholder vote. The Amendment, together with the existing provisions of the Certificate of Incorporation and bylaws of Z-Tel, may discourage, delay or prevent a change in control of Z-Tel.

         ADVANTAGES OF PROPOSAL. We believe that approval of the Amendment will ensure that when action of the stockholders of Z-Tel is taken, all of the stockholders will have the opportunity to attend a meeting at which the action is taken and to receive due and adequate notice thereof. The Board of Directors further believes that the Amendment will promote the continuity and stability of management, which will facilitate long-range planning and will have a beneficial effect on employee loyalty and customer confidence. If this proposal is approved, the effect will be to require any controlling stockholder intending to take action to do so by means of a duly called and held meeting of the stockholders, with respect to which all stockholders of the company will be entitled to receive notice and to attend the meeting.

         DISADVANTAGES OF PROPOSAL. Adoption of the Amendment might have the effect of lengthening the amount of time required to take stockholder action, and will require stockholders to wait until the annual meeting or a special meeting to take certain actions. This may deter or delay some takeover bids.

RELATIONSHIP OF THE AMENDMENT TO CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS WITH ANTI-TAKEOVER EFFECTS

         The Certificate of Incorporation authorizes the issuance of up to 150,000,000 shares of Common Stock, not all of which have been issued or reserved for issuance. This authorized and available Common Stock could (within the limits imposed by applicable law and the rules of the Nasdaq National Market) be issued by the company and used to discourage a change in control of the company. For example, the company could privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the bylaws or certain provisions of the Certificate of Incorporation would not receive the required vote.

         The Certificate of Incorporation also authorizes the issuance of up to 50,000,000 shares of Preferred Stock, in one or more series, approximately 30,000,000 shares of which are currently available for future issuance. The Board of Directors is authorized, without any further action by the stockholders, to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series and the designation thereof. Pursuant to this provision, the Board of Directors of Z-Tel has recently put in place a stockholders' rights plan. Stockholders' rights plans are designed to encourage potential acquirors to negotiate with a company's Board of Directors to preserve for stockholders the value of a company in the event of a takeover attempt, particularly if the common stock of the company is trading at prices substantially less than the company's long-term value. Rights plans reduce the likelihood that a potential acquiror who is unwilling to pay a market premium that a company's Board determines is sufficient will attempt to acquire stock by means of an open market accumulation, front-end loaded tender offer or other coercive or unfair takeover tactics. The Board of Directors of Z-Tel has put a stockholder rights plan in place that may discourage unsolicited takeover bids from third parties or efforts to remove incumbent management, or make these actions more difficult to accomplish. The stockholder rights plan was adopted to ensure that in the case of an unsolicited takeover offer, Z-Tel and its stockholders would be protected from takeover attempts, or the acquisitions of a substantial block of equity, on terms which may be less favorable to its stockholders generally than would be available in transactions negotiated with and approved by the board. With the stockholder rights plan in place, if a hostile takeover is threatened or an offer to acquire a substantial bock of Z-Tel common stock is made, the Board is better able to manage the process to ensure that any proposal accepted is in the best interest of all stockholders and, if required and to the extent practicable, the price to the stockholders is maximized and that all stockholders are treated equally.

         The Certificate of Incorporation of the company also provides for a classified or staggered Board of Directors. The Board of Directors is divided into three classes of directors, each having a three-year term. A classified board staggers terms of the three classes, making it more difficult for a person seeking to obtain control of Z-Tel to achieve that control by acquiring a majority of the outstanding shares of voting stock or by acquiring proxies for a majority of the voting shares of Z-Tel. With a classified board, only one-third of the members of the board are elected each year, and directors may only be removed from office for cause. Accordingly, the acquisition of control of a majority of our Board of Directors would require the election of new directors at at least two successive annual meetings of stockholders. The overall impact is to render more difficult or discourage attempts to assume control of Z-Tel by means of a merger or tender offer which is not negotiated with the Board of Directors even if the transaction would result in a premium over the market price for the shares of Z-Tel's capital stock held by the stockholders or may otherwise be favorable to the interest of the stockholders, or by means of a proxy contest.

         In addition, the bylaws of Z-Tel do not permit stockholders of the company to call a special meeting of stockholders. This means that proposals for stockholder action, such as a proposed amendment to the bylaws or a proposal for the removal of directors for cause, could, if the Board of Directors desired, be delayed until the next annual meeting of Z-Tel's shareholders. A common tactic of bidders attempting a takeover is to initiate a proxy contest by calling a special meeting. By eliminating the stockholders' right to call a special meeting, an expensive proxy contest cannot occur other than in connection with the annual meeting of stockholders. Also, the board can still call a special meeting of the stockholders when issues arise that, in their opinion, require a stockholder meeting. The inability of a stockholder to call a special meeting might impact upon a person's decision to purchase voting securities of Z-Tel.

         The affirmative vote of holders of stock representing a majority of the voting power of all shares of the common stock and Series D and E preferred stock outstanding on the record date, voting together as a single class, is required for approval of the Amendment to the Certificate of Incorporation. The persons named in the enclosed form of proxy intend, unless otherwise directed, to vote such proxy "FOR" the Amendment.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT, WHICH IS PROPOSAL NO. 2 ON YOUR PROXY CARD.

                                PROPOSAL NO. 3 -
           APPROVAL OF AMENDMENT TO THE 2000 EQUITY PARTICIPATION PLAN


THE AMENDMENT

         The 2000 Equity Participation Plan of Z-Tel Technologies, Inc. (the "2000 Plan") was adopted by the Board of Directors in April of 2000 and approved by the stockholders at the 2000 Annual Meeting. As in existence prior to the Amendment, it covered 2,000,000 shares of the company's common stock, plus an annual increase to be added on the first day of each fiscal year beginning in 2001 equal to the lesser of (i) 3,000,000 shares, (ii) 6% of the outstanding shares on such date, or (iii) a lesser amount determined by the Board. The increase added on January 1, 2001 was 2,025,254 shares, bringing the number of shares which the 2000 Plan covered prior to the Amendment to 4,025,254 shares. The Board of Directors has determined that the number of shares remaining under the 2000 Plan is insufficient to continue to meet the company's needs of attracting and retaining executive officers and other key employees. As a result, the Board of Directors has adopted, subject to stockholder approval at the 2001 Annual Meeting, an Amendment to the 2000 Plan increasing the number of shares of common stock that may be issued upon exercise of options or other rights or awards under the Plan by an additional 2,500,000 shares.

SUMMARY OF THE PLAN

          Under the 2000 Plan, incentive stock options, nonqualified stock options, restricted stock, performance awards, dividend equivalents, stock payments, deferred stock, stock appreciation rights, or any combination thereof (collectively, the "Awards") may be granted to eligible individuals. The 2000 Plan is to be administered by the Compensation Committee of the Board of Directors, except with respect to certain matters as to which only the entire Board of Directors may act. See "Election of Directors" for information regarding the Compensation Committee, its responsibilities and its members.

         The Compensation Committee may grant Awards to any person who is an employee or consultant of Z-Tel or any of its subsidiaries, including any officer, on the date of a grant of such Award. Z-Tel currently has approximately 1,905 employees who would be eligible for Awards under the 2000 Plan. The Board of Directors may grant Awards to non-employee directors, of which there are currently six persons eligible for Awards under the 2000 Plan. Awards are to be made primarily to officers, employees, and non-employee directors of Z-Tel. Any individual who has been granted an Award (a "Participant") is bound by the terms of the 2000 Plan as well as the terms and conditions of the specific agreement issued in connection with the grant of the Award. We will not receive any consideration for the granting of any Awards under the 2000 Plan other than the services rendered to us by the employee or director.

         The aggregate number of shares of Common Stock which may be issued upon exercise of Awards under the 2000 Plan, as amended, will be 6,525,254 upon approval of the Amendment, plus an annual increase to be added on the first day of each fiscal year equal to the lesser of (i) 3,000,000 shares, (ii) 6% of the outstanding shares of Common Stock on such date, or (iii) a lesser amount determined by the Board of Directors. Subject to certain limitations, the Board of Directors may amend the 2000 Plan (or suspend or discontinue it) without stockholder approval. However, no amendment may adversely affect any then outstanding Award.

PLAN BENEFITS TABLE

         The following table sets forth certain information regarding the number and value of Awards to be granted under the 2000 Plan.


                                NEW PLAN BENEFITS

Name and Position                                Dollar Value                  Number Of Options
-----------------                                ------------                  -----------------
D. Gregory Smith                                    (1)                            400,000
President, Chief Executive Officer
and Chairman of the Board

James A. Kitchen                                    (1)                             25,000
Senior Vice President - Chief Architect

J. Bryan Bunting                                    (1)                            200,000
Senior Vice President - Engineering
and Technical Services

Charles W. McDonough                                (1)                            300,000
Senior Vice President - Chief
Technology Officer

N. Dumas Garrett                                    (1)                            200,000
Senior Vice President - Finance and
Administration

John M. Hutchens                                    (1)                                  0
Senior Vice President - Chief
Financial Officer

Executive Group (2)                                 (1)                          2,710,000

Non-Executive Director Group                        (1)                            100,000

Non-Executive Officer Employee Group                (1)                            925,000

--------------

(1) The Compensation Committee of the Board of Directors has approved in concept option grants to its executives, employees and non-employee directors in the amounts set forth above. The grants are, however, contingent upon certain future events, including each executive entering into or renewing an executive employment agreement with the company. In addition, during the term of the 2000 Plan, option grants to independent directors (non-employee directors) will occur automatically, in the amount of 1,100 options upon the director's initial appointment to the Board of Directors, and 1,100 options each year thereafter during the director's continued service.

(2)      Consists of 20 executive officers, including the six listed above.


TYPES OF AWARDS UNDER THE 2000 PLAN

         Set forth below is a summary of the principal kinds of Awards that can be granted under the 2000 Plan and the expected usual terms of such Awards. However, the Compensation Committee generally has broad discretion to grant Awards on terms other than as described below, subject only to any limitations under the 2000 Plan or under applicable law.

         STOCK OPTIONS. Generally, options to purchase shares of our Common Stock may become exercisable at any time. However, options granted to independent directors will expire ten years after the date of grant, and incentive stock options will not be exercisable more than ten years after the date of grant (or five years after the date of grant if the recipient of the option owns more than ten percent of the voting power of the stock of the company on the date of grant). Options granted to executive officers and directors may not be exercisable until at least six months after the date of grant. Subject to limitations set forth in the 2000 Plan, the vesting of options is determined at the time of grant in the discretion of the Compensation Committee, except that options which are automatically granted to independent directors will become exercisable in equal annual installments on each of the first, second, third, and fourth anniversaries of the date of grant. If an individual's affiliation with us as an employee, officer, consultant, or director is terminated during the term of an option granted to that individual, the vesting of that option will cease. The Committee may in its own discretion accelerate the period during which an option vests.

         Generally, an individual may not transfer any option granted under the 2000 Plan, although, in some circumstances after the individual's death, the individual's personal representative may exercise the option.

         For federal income tax purposes, a stock option may be classified as either an incentive stock option ("ISO") or a non-qualified stock option ("NSO"), as further described below. The Compensation Committee (or the Board of Directors in the case of grants to independent directors) may determine whether options granted under the 2000 Plan will be ISOs or NSOs.

         The exercise price of each option will generally be set by the Committee. The exercise price of any ISO may not be less than the fair market value of our Common Stock on the date of grant, but the option price of certain NSOs may be less than the fair market value of our Common Stock on the date of grant. The exercise price of any option automatically granted to an independent director shall equal the fair market value of our Common Stock on the date of grant. On April __, 2001, the last sale price of our Common Stock on the Nasdaq National Market System was $______ per share.

         STOCK PAYMENTS, RESTRICTED STOCK, AND DEFERRED STOCK. Shares of Common Stock which are not Restricted Stock may be awarded ("Stock Payments"). "Restricted Stock" and "Deferred Stock" are shares of Common Stock awarded subject to the fulfillment of certain performance or other conditions. When the conditions are fulfilled, the shares are delivered free and clear of all restrictions.

         PERFORMANCE AWARDS. A Performance Award entitles the recipient, upon achievement of a time or price/time goal or a performance goal established by the Committee (or the Board of Directors in the case of an award to an independent director), to receive cash and/or shares of Common Stock based on the market value, book value, net profits, or other measure of the value of our Common Stock on a specified date or over a period of time. Performance Awards may also be valued by reference to the performance of a Z-Tel subsidiary or division, or to the performance of particular individuals.

         STOCK APPRECIATION RIGHTS. A Stock Appreciation Right ("SAR") award entitles the recipient, upon exercise, to receive either cash and/or shares of Common Stock based on the amount by which the market price of the Common Stock at the time of exercise exceeds the market price of the Common Stock when the SAR was awarded.

         DIVIDEND EQUIVALENTS. With respect to any Option, SAR, Deferred Stock, or Performance Award, participants may also be granted dividend equivalents based on any dividends declared on our Common Stock.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTION GRANTS.

         Participants in the 2000 Plan generally have tax consequences associated with stock option grants. As indicated above, for federal income tax purposes, a stock option may be classified as either an ISO or NSO. Generally, no taxable income is recognized by the optionee at the time either an ISO or NSO is granted. On the date of exercise, (i) the holder of an NSO recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the company receives a tax deduction for the same amount, but (ii) the holder of an ISO does not recognize income and the company does not receive a tax deduction, although the difference between the exercise price and the market price of the Common Stock may be subject to the alternative minimum tax. Upon disposition of the shares acquired, an optionee generally recognizes appreciation or depreciation on the shares as either short-term or long-term capital gain or loss depending on how long the shares have been held. There are holding period, exercise price and other requirements applicable to ISOs that do not apply to NSOs. ISOs cannot be granted under a stock option plan unless the plan is approved by our stockholders.

         Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation in excess of $1,000,000 paid to certain executive officers. The 2000 Plan has been designed to meet the requirements of Section 162(m), so that the compensation expense associated with Awards will be deductible for grants to executive officers.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2000 PLAN -- ITEM 3 ON YOUR PROXY CARD. If the stockholders do not approve the Amendment to the 2000 Plan, the Compensation Committee and the Board of Directors will reconsider their approval of the Amendment.

                          COMPENSATION COMMITTEE REPORT

TO:  THE BOARD OF DIRECTORS

OVERVIEW AND PHILOSOPHY; ROLE OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors (the "Compensation Committee") was originally formed in late 1998 and is currently composed of four members, Messrs. Ortale, Bowden, Hyman and Tucker, each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act and an "outside director" under Section 162(m) of the Internal Revenue Code. The principal responsibilities of the Compensation Committee during 2000 were to serve as the committee responsible for administering the 1998 and 2000 Equity Participation Plans. It is expected that in the future the Compensation Committee will play a more active role in Z-Tel's compensation and benefits philosophy, and, in addition, will approve and monitor our executive compensation and benefits programs and executive employment agreements.

         The primary objectives of the Compensation Committee are to assure that our executive compensation and benefits program:

            -  is competitive with other growing companies in our industry,

            -  safeguards the interests of the company and its stockholders,

            - is effective in driving performance to achieve financial goals and create stockholder value,

            -  fosters teamwork on the part of management,

            - is cost-effective and fair to employees, management, and stockholders, and

            -  is well communicated and understood by program participants.

         Z-Tel's executive compensation policies are designed to attract, motivate, and retain highly qualified executive officers who can enhance stockholder value, and to support a performance-oriented environment that rewards achievement of our planned financial goals. To that end, we compensate our executive officers through two principal types of compensation: annual base salary and equity-based incentive compensation, which to date has consisted primarily of stock options. Our philosophy with respect to executive officer compensation is to establish relatively low base salaries and to place substantial emphasis on equity-based incentive compensation, which is viewed by the company as very effective at correlating executive officer compensation with corporate performance and increases in stockholder value. In 2001, we intend to implement an executive bonus plan that will be funded by a percentage of our 2001 EDITDA. We believe that this bonus plan will provide an additional incentive for our executive officers to assist us in reaching our profitability targets, which we believe will have the effect of enhancing stockholder value.

1998 AND 2000 EQUITY PARTICIPATION PLANS

         Equity-based incentive compensation to date has been awarded by the company under The 1998 Equity Participation Plan of Z-Tel Technologies, Inc. (the "1998 Plan") and The 2000 Equity Participation Plan of Z-Tel Technologies, Inc. (the "2000 Plan"), the principal purposes of which are to attract, retain and motivate selected officers, employees, consultants and directors through the granting of stock-based compensation awards. The 1998 and 2000 Plan are referred to collectively as the Plans. The Plans provide for non-qualified and incentive stock options. A total of 8,250,000 shares of common stock are reserved for issuance under the 1998 Plan and a total of 6,525,254 shares of common stock are reserved for issuance under the 2000 Plan, as amended, subject to an annual increase as described at page 11 above. Awards under the Plans are generally made at no less than fair market value. The maximum number of shares which may be subject to awards granted under either the 1998 Plan or the 2000 Plan to any individual in any calendar year cannot exceed 550,000.

         The Compensation Committee is authorized to administer grants under the Plans to employees and consultants, while the full Board administers the Plans with respect to options granted to independent directors.

         The Plans provide that the Compensation Committee has the authority to select the employees and consultants to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of the awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Plans with respect to employees or consultants.

         The 2000 Plan also provides that at certain times our independent directors will automatically be granted options to purchase shares of our common stock. All options granted to our independent directors will have an exercise price per share equal to the fair market value per share of our common stock as of the date of grant. Each individual who was an independent director at the time of the initial public offering of our common stock was granted an option to purchase 1,100 shares of our common stock at the time of the initial public offering and will be granted an option to purchase an additional 1,100 shares of our common stock at each annual meeting of our stockholders at which he or she is reelected to our Board of Directors. Independent directors who are initially elected to our Board of Directors in the future will be granted an option to purchase 1,100 shares of our common stock on the date of such initial election and will be granted an option to purchase an additional 1,100 shares of our common stock at each annual meeting of our stockholders after the initial public offering at which he or she is reelected to our Board of Directors. The 2000 Plan also permits discretionary grants of options to independent directors.

         The Compensation Committee (and the Board) is authorized to adopt, amend and rescind rules relating to the administration of the Plans, and to amend, suspend and terminate the Plans. We have attempted to structure the Plans so that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Section 162(m) of the Internal Revenue Code.

2000 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

         The general policies described above for the compensation of the executive officers also apply to the compensation approved by the Board of Directors during 2000 for Mr. Smith, our

President, Chairman of the Board and Chief Executive Officer. Mr. Smith received a base salary of $162,000 during 2000, and was granted a total of 100,000 options to purchase Common Stock at an exercise price of $15.00 per share. Those options expire on May 25, 2005. Mr. Smith has an employment agreement with the company, the initial term of which expires in July 2001. The agreement provides for (i) automatic renewal for subsequent one year terms (subject to nonrenewal by either party 90 days prior to the end of the term), (ii) a bonus or other incentive compensation in an amount to be determined by the Compensation Committee, (iii) the payment of his base salary and benefits for the term of the agreement in the event of termination without cause, and (iv) in the event of a change in control of Z-Tel, the payment of 2.9 times his base salary and any incentive or bonus paid in the prior year if certain specified events occur within three years of the occurrence of a change of control. Under the agreement, Mr. Smith has also agreed to certain noncompetition and nonsolicitation covenants.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

         The Compensation Committee has reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which disallows a tax deduction for compensation to an executive officer when the included compensation exceeds $1 million per year. No executive officer of the company exceeded this threshold in 2000 and the Compensation Committee does not anticipate that any executive officer of the company will exceed this threshold during 2000. The Compensation Committee intends to periodically review the potential consequences of Section 162(m) and, depending upon the risk of applicability of this provision to us, may elect to structure the performance-based portion of its executive officer compensation in a manner so as to comply with certain exemptions provided for in Section 162(m).

         This report has been provided by the Compensation Committee.

                                       COMPENSATION COMMITTEE:


                                       Lawrence C. Tucker, Chair
                                       Buford H. Ortale
                                       Jeffrey A. Bowden
                                       Charles D. Hyman

                             AUDIT COMMITTEE REPORT

TO:      THE BOARD OF DIRECTORS

         The Audit Committee oversees Z-Tel's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management and discussed with management the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board.

         The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussion referred to above, the Board of Directors has approved the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. In addition, the Audit Committee has selected the Company's independent auditors for the year ended December 31, 2001.


                                       AUDIT COMMITTEE



                                       Mark S. Feighner, Chair
                                       Buford H. Ortale
                                       Jeffrey A. Bowden
                                       Laurence S. Grafstein

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on Z-Tel's Common Stock with the cumulative total return of the companies in the Nasdaq Composite Index and the Nasdaq Telecommunications Index. Cumulative total return shown in the Performance Graph is measured assuming an initial investment of $100 on December 14, 1999, the date of Z-Tel's initial public offering, and assuming the reinvestment of dividends.


COMPARISON OF CUMULATIVE TOTAL RETURN

                           [COMPARISON GRAPH APPEARS HERE]


                                                             Nasdaq
                    Z-Tel       Nasdaq Composite       Telecommunications
Date             Common Stock        Index                   Index
----             ------------   ----------------       ------------------
12/14/99            100.00           100.00                  100.00
12/31/99            237.50           114.31                  108.87
03/31/00            247.06           128.29                  115.67
06/03/00             70.59           111.53                   91.23
09/29/00             42.65           102.63                   73.07
12/29/00             30.52            68.78                   46.79


                      EXECUTIVE OFFICERS AND KEY EMPLOYEES

NON-DIRECTOR EXECUTIVE OFFICERS

The following sets forth certain information regarding our non-director executive officers as of May 1, 2001.

Name                       Age       Position
----                       ---       --------

James F. Corman            48        President-Touch 1 Communications, Inc.

J. Bryan Bunting           54        Senior Vice President-Engineering and
                                     Technical Services

Robert A. Curtis           33        Senior Vice President-Strategic Planning and
                                     President, Z-Tel Network Services, Inc.

Horace J. Davis, III       33        Senior Vice President-Budgeting and
                                     Financial Planning

N. Dumas Garrett           40        Senior Vice President-Finance &
                                     Administration

John M. Hutchens           53        Senior Vice President-Chief Financial
                                     Officer

James A. Kitchen           41        Senior Vice President-Chief Architect

Douglas W. Jackson         35        Vice President-Marketing

Mark H. Johnson            44        Secretary and Treasurer

Jeffrey H. Kupor           32        General Counsel


         James F. Corman has served as President of Touch 1 Communications, Inc., a wholly-owned subsidiary of Z-Tel doing business as Z-Tel Consumer Services, from 1989 through the present. Z-Tel acquired Touch 1 Communications, Inc. effective April 14, 2000. From 1987 through 1989, he was Senior Vice President of Telecom USA, after holding several positions within Southland Communications and its subsidiaries from 1969 to 1987, including service as President from 1981 through 1987. Mr. Corman received a B.S. in Finance from Auburn University and an M.B.A. from the University of Texas. Touch 1 Communications, Inc. and its wholly owned subsidiary, direcTEL, Inc., filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on June 29, 1999 and July 9, 1999, respectively, in the United States Bankruptcy Court for the Southern District of Alabama. The Bankruptcy Court entered final decrees closing the direcTEL case on October 5, 2000 and the Touch 1 case on October 30, 2000.

         J. Bryan Bunting has served as senior vice president-engineering and technical services since January 1999 and was senior vice president-Z-Tel Business Networks from August 1998 to January 1999. From 1968 through 1998, he was an officer of NationsBank, serving most recently as senior vice president of direct banking. Mr. Bunting attended Old Dominion University.

         Robert A. Curtis has served as senior vice president-strategic planning since July 1999 and as President, Z-Tel Network Services, Inc., a wholly owned subsidiary, since January 2001. From May 1998 to June 1999, Mr. Curtis was vice president-business development and legal affairs at Z-Tel. From September 1995 to April 1998, Mr. Curtis was an attorney at the Houston office of Fulbright & Jaworski LLP, where he specialized in antitrust and complex federal litigation. Mr. Curtis graduated from the Duke University School of Law in 1995. Mr. Curtis received his B.A. in Philosophy from Trinity University and his Doctor of Philosophy (D. Phil) from the University of Oxford (England).

         Horace J. Davis, III has served as senior vice president-budgeting and financial planning since January 2001. Mr. Davis has been Chief Financial Officer and Vice President-Planning for Touch 1 Communications, Inc. since 1995. Mr. Davis received a B.B.A and an M.B.A from Millsaps College. Touch 1 Communications, Inc. and its wholly owned subsidiary, direcTEL, Inc., filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on June 29, 1999 and July 9, 1999, respectively, in the United States Bankruptcy Court for the Southern District of Alabama. The Bankruptcy Court entered final decrees closing the direcTEL case on October 5, 2000 and the Touch 1 case on October 30, 2000.

         N. Dumas Garrett has served as senior vice president-finance & administration of Z-Tel since April 2000. From December 1999 through April 2000, he was senior vice president-business development. From 1987 through 1999, he was an officer of Stephens Inc., serving most recently as managing director and senior vice president and head of the technology and telecommunications group. Mr. Garrett has a B.S. in Industrial Engineering from the University of Arkansas and an M.B.A. from the University of Virginia.

         John M. Hutchens has served as senior vice president-chief financial officer since September 1999. From 1982 through 1999 he was an employee and then a partner at Arthur Andersen LLP. Mr. Hutchens received a B.S. in Accountancy from the University of Illinois, and a Masters of Health Administration from the Ohio State University. Mr. Hutchens is a Certified Public Accountant licensed in Florida.

         James A. Kitchen, a founder of Z-Tel, has served as senior vice president-chief architect of Z-Tel since January 1999. He served as vice president, engineering from January 1998 to December 1998 and was a chief architect and developer of Premiere Communications, Inc. from 1992 to 1997. Mr. Kitchen received his B.S. in Engineering from Georgia Institute of Technology.

         Doug W. Jackson has served as vice president-marketing of Z-Tel since June 1999. From 1996 through 1999 he held the position of senior brand manager for the Coca-Cola Company and prior to that from 1992 to 1996 he was an associate product manager for Kraft General Foods Corp. Mr. Jackson received his B.A. from University of Virginia and his M.B.A. from University of Michigan.

         Mark H. Johnson has served as secretary and treasurer of Z-Tel since August 1999. From May 1998 until his arrival at Z-Tel, Mr. Johnson was an employee of Olympus Management, a venture firm. From November 1991 until May 1998, Mr. Johnson was an employee of First Union National Bank. Mr. Johnson holds a B.A. from the University of Virginia.

         Jeffrey H. Kupor has served as General Counsel of Z-Tel since November 1999. From September 1993 until January 1998, Mr. Kupor was an attorney with the Houston office of Fulbright & Jaworski LLP, specializing in complex commercial and securities litigation. From January 1998 until November 1999, Mr. Kupor was a Staff Attorney and later Counsel at AIM Management Group, Inc., an investment adviser to a group of registered investment companies, where his responsibilities included securities registration, corporate and fund litigation, and labor and employment-related legal issues. Mr. Kupor has a B.S. in Economics from the University of Pennsylvania and a J.D. from the Boalt Hall School of Law at the University of California at Berkeley.

JOHN HUTCHENS

         In March 2001, Z-Tel management informed John Hutchens, our Senior Vice President-Chief Financial Officer, that we had commenced a search that could result in his possible replacement as Chief Financial Officer. On March 21, 2001, after he began negotiations with members of management regarding the terms of a proposed severance arrangement, Mr. Hutchens raised with management in written form certain issues that he believed required prompt resolution. After raising these issues, Mr. Hutchens refused our repeated requests to meet with management or outside counsel to further explain the issues he raised. We have reviewed in detail Mr. Hutchens' issues in coordination with outside counsel and believe that each of the issues either had already been appropriately addressed by management or were based upon misunderstandings or errors on the part of Mr. Hutchens as to the facts or the law. While discussions regarding proposed severance arrangements are ongoing, as of the date of this filing, Mr. Hutchens remains employed as our Senior Vice President-Chief Financial Officer. We are unable to assess at this time the likelihood of whether any claims will be asserted in the future by

Mr. Hutchens arising out of his employment with us or the possible termination thereof, the amount of any such claims or the likely result of any such claims.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Based solely upon a review of Forms 3, 4, and 5 furnished to us during or with respect to our most recently completed fiscal year, we believe that all of our directors, officers, and 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table provides summary information concerning compensation paid or accrued by us to, or on behalf of, our "Named Executive Officers," which are our Chief Executive Officer and our five most highly compensated executive officers serving as executive officers at December 31, 2000. The aggregate amount of perquisites and other personal benefits, securities or property received by each of the Named Executive Officers was less than either $50,000 or 10% of the total annual salary and bonus reported for that Named Executive Officer:

                                                                                                   Long Term
                                                                                                   ---------
                                                                Annual Compensation              Compensation
                                                         ----------------------------------      ------------
                                                                                                     Awards
                                                                                                     ------
                                                                                                     Shares       All Other
                                                                                                     ------       ---------
                                                          Year         Salary         Bonus        Underlying    Compensation
                                                          ----         ------         -----        ----------    ------------
Name and Principal Position                                             ($)            ($)          Options         ($)(1)
---------------------------                                             ---            ---          -------         ------

D. Gregory Smith                                         2000          162,000          --          100,000          471
President, Chief Executive Officer and Chairman          1999          162,000          --            1,100          471

James A. Kitchen                                         2000          162,000          --               --           --
Senior Vice President-Chief Architect                    1999          162,000          --           27,500           --

J. Bryan Bunting                                         2000          162,000          --           75,000         1146
Senior Vice President-Engineering and Technical          1999          162,000          --           27,500         1146
Services

Charles W. McDonough                                     2000          162,000          --           75,000          777
Senior Vice President-Chief Technology Officer           1999          162,000          --           27,500          777

N. Dumas Garrett                                         2000          150,000          --           75,000           --
Senior Vice President-Finance & Administration           1999            6,250          --          275,000           --

John M. Hutchens                                         2000          150,000          --               --           --
Senior Vice President-Chief Financial Officer            1999           42,500          --          242,000           --


----------------

(1) Amounts shown reflect premiums paid on behalf of the Named Executive Officer for term life insurance.


OPTION GRANTS DURING LAST FISCAL YEAR

         The following table contains information concerning the stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 2000, subject to the following:

         The options described below were granted pursuant to the Company's 1998 Equity Participation Plan. The options vest over a three-year period commencing on the grant date and expire ten years thereafter (unless the employee at the time of the grant owned more than 10% of the total combined voting power of all classes of stock, in which case they expire over five years).

         The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. We cannot be certain that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants. The potential realizable value is calculated by assuming that the fair market value of the common stock as determined by the Board of Directors on the date of grant of the options appreciates at the indicated rate of the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price.

                                                 Individual Grants



                              Number of                                                       Potential Realizable
                              ---------                                                       --------------------
                               Shares                                                           Value at Assumed
                               ------                                                           ----------------
                              Of Common      % of Total       Weighted                        Annual Rates of Stock
                              ---------      ----------       --------                        ---------------------
                                Stock         Options         Average                                 Price
                                -----         -------         -------                                 -----
                              Underlying     Granted to       Exercise                     Appreciation for Option Term
                              ----------     ----------       --------                     ----------------------------
                               Options      Employees in       Price       Expiration
                               -------      ------------       -----       ----------
           Name                Granted        2000 (%)         ($/sh)         Date              5% ($)      10% ($)
           ----                -------        --------         ------         ----              ------      -------

D. Gregory Smith               100,000            3.03          15.00       5/25/2005         414,422       915,765

James A. Kitchen                    --              --             --              --              --            --

J. Bryan Bunting                75,000            2.27          13.00       5/25/2010         613,172     1,553,899

Charles W. McDonough            75,000            2.27          13.00       5/25/2010         613,172     1,553,899

N. Dumas Garrett                75,000            2.27          13.00       5/25/2010         613,172     1,553,899

John M. Hutchens                    --              --             --              --              --            --


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE TABLE

         The following table shows information concerning stock option exercises during 2000 and stock option values as of the year ending December 31, 2000 by each of the Named Executive Officers. The value of unexercised in-the-money options is determined by subtracting the exercise price from the fair market value of the common stock based on $5.1875, the closing price of Z-Tel common stock as of December 29, 2000, multiplied by the number of shares underlying the options.

                              Shares                       Number of Securities Underlying         Value of Unexercised
                             Acquired                       Unexercised Options at Fiscal     In-the-Money Options at Fiscal
                                on             Value                Year-End (#)                      Year-End ($)
                             Exercise        Realized
        Name                   (#)              ($)          Exercisable     Unexercisable     Exercisable     Unexercisable
-----------------------------------------------------------------------------------------------------------------------------

D. Gregory Smith                  --               --          550,489          100,611          851,882              946
James A. Kitchen              27,473          205,635          517,944           32,083          784,968           23,642
J. Bryan Bunting                  --               --          222,222          145,728          327,339           82,748
Charles W. McDonough              --               --          155,427          114,583          495,155          334,644
N. Dumas Garrett                  --               --           91,667          258,333               --               --
John M. Hutchens              55,000          277,613           48,278          138,722           28,371          141,854


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the compensation committee of the Board of Directors during the year ended December 31, 2000 were Messrs. Bowden and Ortale, both of whom are non-employee directors. The compensation committee is responsible for all decisions concerning executive officer compensation, including decisions regarding grants of stock options.

DIRECTOR COMPENSATION

         Directors do not currently receive any cash compensation for services rendered to Z-Tel in their capacities as directors. Pursuant to the terms of the 2000 Equity Participation Plan of Z-Tel Technologies, Inc., upon initial election to the Board of Directors each outside director receives options to purchase 1,100 shares of Z-Tel's common stock. Each outside director also receives options to purchase an additional 1,100 shares of Z-Tel's common stock at the time of each annual meeting of stockholders at which such director is reelected or is continuing as a member of the Board of Directors.


EXECUTIVE EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         We have entered into the following employment agreements:

                                                         Annual
Officer                  Term                            Salary            Position
-------                  ----                            -------           --------

D. Gregory Smith         July 1998 - July 2001           $162,000          President, Chief Executive
                                                                           Officer and Chairman

Charles W. McDonough     August 1998 - August 2001       $162,000          Senior Vice President -
                                                                           Chief Technology Officer

J. Bryan Bunting         August 1998 - August 2001       $162,000          Senior Vice President -
                                                                           Engineering and Technical
                                                                           Services

James A. Kitchen         July 1998 - July 2001           $162,000          Senior Vice President -
                                                                           Chief Architect

John M. Hutchens         October 1999 - October 2001     $150,000          Senior Vice President -
                                                                           Chief Financial Officer


         The employment agreements with Messrs. Smith, McDonough, Bunting, Kitchen, and Hutchens also provide for:

         - automatic renewal for subsequent one year terms unless either party elects not to renew prior to 90 days from the end of the then current term of the agreement, except that Mr. Hutchens' agreement does not provide for automatic renewal;

         - a bonus or other incentive compensation in an amount to be determined by our compensation committee;

         - the payment of his base salary and any other benefits to which he would have been entitled for the term of the agreement if he is terminated without cause (as defined in the agreements);

         - generally, if a change of control occurs, the payment of two and nine-tenths (2.9) times his base salary and any incentive or bonus paid in the prior year if, within three years of the occurrence of

         -        a change of control, specified events occur, except that Mr.
                  Hutchens' agreement does not contain these "change-of-control" provisions;

         -        his obligation to keep our nonpublic information confidential;
                  and

         - his obligation not to compete with us in the United States and not to solicit our employees.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


PURCHASES OF COMMON STOCK

         In agreements dated September 1, 1998, each of James A. Kitchen, Charles W. McDonough and J. Bryan Bunting, together referred to as the officer investors, purchased, in the aggregate, 2,310,000 shares of our common stock for an aggregate purchase price of $2.63 million. In connection with the purchase of these shares, we loaned: (1) $750,000 to Mr. Kitchen for the purchase price of 660,000 of his shares; (2) $468,750 to Mr. McDonough for the purchase price of 550,000 of his shares and (3) $187,500 to Mr. Bunting for the purchase price of 220,000 of his shares. These loans, which bear interest at an 8% annual rate and mature on December 31, 2001, are secured by a pledge to us of the common stock. The largest amount of indebtedness under the notes during 2000 was $500,000; $468,750; and $187,500, respectively and the outstanding note balances as of March 23, 2001 were $0; $468,750; and $0, respectively.

         These agreements permit Messrs. Smith and Kitchen, first, and us, second, to purchase from the officer investors a portion of their shares in the event of a termination (as defined in the agreements) of the officer's employment with us. This purchase option must be exercised within 30 days after the termination of the respective officer's employment with us. In addition, the purchase option lapses automatically if we are involved in a corporate transaction (as defined in the agreements).

         The officer investors have a right, subject to quantity limitations we determine, or determined by underwriters, if applicable, to request that we register their common stock that is no longer subject to the purchase option.

PURCHASE OF SERIES D PREFERRED STOCK

         In August 2000, we raised funds through the private placement of 4,688,247 shares of Series D Preferred Stock at a price of $12.00 per share. Each purchaser of Series D Preferred Stock also received warrants to purchase one share of Z-Tel's common stock for every two shares of Series D Preferred Stock purchased. Certain of our 5% shareholders invested in this private placement, on the same terms as other investors in the August 2000 private placement, as follows: Gramercy Z-Tel L.P. - 1,041,666 shares and 520,833 warrants; Sewanee Z-Tel Partners, L.P., with which Buford H. Ortale is affiliated - 1,304,250 shares and 652,125 warrants; Richland Ventures III, L.P.
- 1,250,000 shares and 625,000 warrants; Fulmead Ventures Limited, with which Eduard J. Mayer is affiliated - 250,000 shares and 125,000 warrants; and Falcon Global Fund, L.P. - 333,333 shares and 166,667 warrants.

PURCHASE OF SERIES E PREFERRED STOCK

         In November 2000, The 1818 Fund III, L.P., purchased 4,166,667 shares of Series E Preferred Stock and a warrant to purchase up to 2,083,333 shares of Z-Tel's common stock, for an aggregate purchase price of approximately $50 million.

TRANSACTIONS INVOLVING BRECKENRIDGE SECURITIES CORPORATION

         During the period covered by this report, based on an agreement entered into by Mr. Hyman before he became one of our directors, Mr. Hyman received a total of $167,625 from Breckenridge Securities Corporation (BSC), which fee was paid from amounts paid by us to BSC in connection with its involvement in our issuances of Series D and Series E Convertible Preferred Stock.

TRANSACTIONS WITH OLYMPUS MANAGEMENT GROUP, INC.

         Since January 1, 2000, Z-Tel Communications, Inc., one of our wholly owned subsidiaries, has sub-sub leased, on a month-to-month basis, three pieces of real property from Olympus Management Group, Inc., an entity of which Mr. Smith is a 100% shareholder. The rental obligation under these sub-sub leases is $11,900 per month. The sub-sub leases are terminable by either party at any time.

GUARANTEE OF MARGIN LOAN OF JAMES KITCHEN

         In December 2000, we agreed to guarantee Mr. Kitchen's margin loan, which is secured by certain shares of our common stock owned by Mr. Kitchen, in the principal amount of approximately $900,000. In connection with that guarantee, Mr. Kitchen executed a Pledge and Security Agreement in which Mr. Kitchen granted to us a security interest in all shares of our common stock owned by Mr. Kitchen as well as in all of his other tangible and intangible property. In addition, Mr. Kitchen entered into a Secured Promissory Note providing that, should any amounts be drawn on our guarantee by the creditor who made the margin loan to Mr. Kitchen, such amounts would be considered advances under the Secured Promissory Note and would bear interest until paid.

TRANSACTIONS INVOLVING JAMES CORMAN

         In May 2000, as a result of a change of control provision that was triggered by our acquisition of Touch 1, Touch 1 purchased a building used to house its technology infrastructure from its lessor, Brookwood, L.L.C., a limited liability company of which Mr. Corman is a significant shareholder, for $3.53 million.

         During the period covered by this report, Touch 1 made total interest payments in the amounts of $67,342, $199,367 and $3,213,112 on notes payable to Mr. Corman, a trust of which Mr. Corman is a co-trustee and a beneficiary and a limited liability company with which Mr. Corman is associated, respectively.

                               SECURITY OWNERSHIP

         The following table sets forth, as of May 1, 2001 (unless otherwise stated), the number of shares of our common stock, our Series D Preferred Stock, and our Series E Preferred Stock beneficially owned by:

         - each person who we know to be a beneficial owner of 5% or more of that class or series of stock;

         -        each of our directors;

         -        each of our Named Executive Officers; and

         -        all executive officers and directors as a group.


                                                         Shares Beneficially Owned and Percentage of Class (1)
                                                ----------------------------------------------------------------------
                                                                                                                          Percentage
                                                                         Series D                    Series E              of Total
                                                  Common                 Preferred                   Preferred              Voting
          Beneficial Owner                        Stock         %          Stock              %        Stock       %        Power
          ----------------                      ---------     -----      ---------          -----    ---------   -----    ----------

D. Gregory Smith (2) (3) ....................   7,932,583      23.1              *              *            *       *          18.3
Carol Jane Smith (2) (3) ....................   5,500,000      16.3              *              *            *       *          12.9
G/CJ Investments, L.P. (3) ..................   5,500,000      16.3              *              *            *       *          12.9
J. Bryan Bunting (4) ........................     529,722       1.6              *              *            *       *           1.2
James A. Kitchen (5) ........................   1,840,278       5.4              *              *            *       *           4.3
Charles W. McDonough (6) ....................   1,007,917       3.0              *              *            *       *           2.3
N. Dumas Garrett (7) ........................     214,583         *              *              *            *       *             *
John M. Hutchens (8) ........................     146,486         *              *              *            *       *             *
Mark S. Feighner ............................       9,000         *              *              *            *       *             *
Laurence S. Grafstein (9) ...................       2,550         *              *              *            *       *             *
Charles D. Hyman ............................      48,117         *              *              *            *       *             *
Eduard J. Mayer (10) ........................       2,275         *              *              *            *       *             *
Buford H. Ortale (11) .......................   3,788,261      10.6      1,304,250          27.82            *       *           8.5
Jeffrey A. Bowden (12) ......................     453,497       1.3              *              *            *       *           1.1
Lawrence C. Tucker (13) .....................   6,250,000      15.6              *              *    4,166,667     100          12.8
Brown Brothers Harriman & Co. (13)  .........   6,250,000      15.6              *              *    4,166,667     100          12.8
Fulmead Ventures Limited (14) ...............   2,723,520       8.0        250,000           5.33            *       *           6.3
BA Capital Company, L.P. (15) ...............   1,780,325       5.3              *              *            *       *           4.2
Gramercy Z-Tel, L.P. (16) ...................   4,636,779      13.1      1,041,666          22.22            *       *          10.5
Sewanee Z-Tel Partners, L.P.(11) ............   1,956,375       5.5      1,304,250          27.82            *       *           4.4
Richland Ventures III, L.P. (17) ............   1,875,000       5.3      1,250,000          26.66            *       *           4.2
Falcon Global Fund, L.P. (18) ...............     500,000       1.5        333,333           7.11            *       *           1.2
All directors and officers as a group (19
persons) ....................................  23,533,698      52.7      1,304,250          27.82    4,166,667     100          44.0

----------------

*        Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the aggregate number of shares beneficially owned by the individual stockholders and groups of stockholders described above and the percentage ownership of such individuals and groups, shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this report are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of the other stockholders or groups of stockholders.

(2) The address for each of Mr. and Mrs. Smith is c/o Z-Tel Technologies, Inc., 601 South Harbour Island Boulevard, Suite 220, Tampa, Florida 33602.

(3) D. Gregory Smith and Carol Jane Smith are husband and wife. The number of shares shown for D. Gregory Smith and for Carol Jane Smith each includes all of the shares held by G/CJ Investments, L.P., a Delaware limited partnership. G/CJ Investments, Inc., a Delaware corporation established and controlled by Mr. and Mrs. Smith, is the sole general partner of G/CJ Investments, L.P. The share amount also includes 586,783 shares for Mr. Smith that are deemed to be beneficially owned by him by virtue of certain stock options that are currently exercisable or become exercisable within 60 days. The address of G/CJ Investments, L.P. is 300 Delaware Avenue, Suite 900, Wilmington, DE 19801.

(4) Includes 299,722 shares deemed to be beneficially owned by Mr. Bunting by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(5) Includes 537,805 shares deemed to be beneficially owned by Mr. Kitchen by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(6) Includes 260,427 shares deemed to be beneficially owned by Mr. McDonough by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(7) Includes 164,583 shares deemed to be beneficially owned by Mr. Garrett by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(8) Includes 88,611 shares deemed to be beneficially owned by Mr. Hutchens by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(9) Includes 2,550 shares deemed to be beneficially owned by Mr. Grafstein by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days. Does not include 4,636,779 shares of Common Stock and 1,041,666 shares of Series D Preferred Stock deemed to be beneficially owned by Gramercy Z-Tel L.P., of which Mr. Grafstein is a senior officer. Mr. Grafstein disclaims beneficial ownership of the shares owned by Gramercy Z-Tel L.P.

(10) Includes 2,275 shares deemed to be beneficially owned by Mr. Mayer by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days. Does not include 2,348,520 shares of Common Stock owned directly by Fulmead Ventures Limited, which is beneficially owned by The Mayer Trust. Mr. Mayer is a principal beneficiary of The Mayer Trust. Mr. Mayer disclaims beneficial ownership of these shares as he does not have voting or dispositive power with respect to these shares.

(11) The number of shares of Common Stock shown for Mr. Ortale and Sewanee Z-Tel Partners, L.P. includes (a) 1,304,250 shares of Series D preferred stock presently convertible into shares of our Common Stock owned by Sewanee Z-Tel Partners, L.P., the general partner of which is a limited liability company of which Mr. Ortale is the principal member, and (b) 652,125 shares deemed to be beneficially owned by virtue of warrants presently convertible by Sewanee Z-Tel Partners, L.P. into shares of our Common Stock. In addition, the number of shares shown for Mr. Ortale includes 158,036 shares held by a general partnership with which Mr. Ortale is affiliated, 68,622 shares held by a trust of which Mr. Ortale is a trustee, and 2,825 shares deemed to be beneficially owned by Mr. Ortale by virtue of certain stock options that are currently exercisable or which become exercisable within 60 days.

(12) Includes 333,497 shares deemed to be beneficially owned by Mr. Bowden by virtue of stock options that are currently exercisable or which become exercisable within 60 days.

(13) Mr. Tucker does not own any shares directly. The number of shares shown for Mr. Tucker and Brown Brothers Harriman & Co. is derived from a
         Schedule 13D filed November 20, 2000 filed jointly by Brown Brothers Harriman & Co., The 1818 Fund III, L.P., T. Michael Long and Lawrence
         C. Tucker. Each of these parties is shown to have shared voting and dispositive power with respect to all of the shares shown. Of the shares of Common Stock shown for Mr. Tucker and Brown Brothers Harriman & Co., 4,166,667 shares are deemed to be beneficially owned by virtue of shares of Series E preferred stock presently convertible into shares of our Common Stock, and 2,083,333 shares are deemed to be beneficially owned by virtue of warrants presently convertible into shares of our Common Stock. The address of Brown Brothers Harriman & Co. is 59 Wall Street, New York, New York 10005.

(14) This information is derived from a Schedule 13D dated February 4, 2000 filed jointly by The Mayer Trust, Eduard J. Mayer, Mutual Risk Management Ltd., Mutual Risk Management (Holdings) Limited, Hemisphere Trust (Jersey) Limited, Hemisphere Trustees Limited, Hemisphere Nominees Limited, Hemisphere Investments Limited, and Fulmead Ventures Limited. Each of these parties is shown to have shared voting and dispositive power with respect to all of the shares shown. Eduard J. Mayer disclaims beneficial ownership of the shares shown. The address of Fulmead Ventures Limited is Akara Bldg., 24 Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.

(15) This information is derived from a Schedule 13D dated February 14, 2000 filed jointly by BA Capital Company, L.P., BA SBIC Management, LLC, BA Equity Management, L.P., BA Equity Management GP, LLC, Walter W. Walker, Jr., and Bank of America Corporation. Each of these parties is shown to have sole voting and dispositive power with respect to all of the shares shown. The address of BA Capital Company, L.P., is 901 Main Street, 22nd Floor, Dallas, TX 75202-3714.

(16) This information is derived from a Schedule 13G dated September 8, 2000 filed jointly by Gramercy Z-Tel L.P., Gramercy Z-Tel LLC and Communicapital Partners (Cayman), L.P. Each of these parties is shown to have shared voting and dispositive power with respect to all of the shares shown. Of the shares of Common Stock shown, 1,041,666 shares are deemed to be beneficially owned by virtue of shares of Series D preferred stock presently convertible into shares of our Common Stock, and 520,833 shares are deemed to be beneficially owned by virtue of warrants presently convertible into shares of our Common Stock. The address of Gramercy Z-Tel L.P. is 712 Fifth Avenue, New York, NY 10019.

(17) Of the shares of Common Stock shown, 1,250,000 shares are deemed to be beneficially owned by virtue of shares of Series D preferred stock presently convertible into shares of our Common Stock, and 625,000 shares are deemed to be beneficially owned by virtue of warrants presently convertible into shares of our Common Stock. The address of Richland Ventures III, L.P. is 200 31st Avenue North, Suite 200, Nashville, TN 37203.

(18) Of the shares of Common Stock shown, 333,333 shares are deemed to be beneficially owned by virtue of shares of Series D preferred stock presently convertible into shares of our Common Stock, and 166,667 shares are deemed to be beneficially owned by virtue of warrants presently convertible into shares of our Common Stock. The address of Falcon Global Fund, L.P. is c/o KFAED Investment Department, Box 2921, Safat 13030, Kuwait.

                                 OTHER BUSINESS

         It is not expected that any other matters are likely to be brought before the meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The firm of PricewaterhouseCoopers LLP has been our independent certified public accountants since 1998. PricewaterhouseCoopers LLP has been selected by the Audit Committee as our independent certified public accountants for the year ending December 31, 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by stockholders.

AUDIT FEES, FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES AND ALL OTHER FEES

         The aggregate fees billed by PricewaterhouseCoopers for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000, and for the reviews of the financial statements included in Z-Tel's quarterly reports on Form 10-Q for that fiscal year, were $150,000. PricewaterhouseCoopers LLP did not render professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000. The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to Z-Tel other than audit and financial information systems design and implementation fees for the fiscal year ended December 31, 2000 were $62,420. The Audit Committee has considered whether the provision of the services described in this paragraph is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

        STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2002 ANNUAL MEETING

         Stockholder proposals intended to be considered for inclusion in next year's Proxy Statement and form of proxy for presentation at the 2002 Annual Meeting of Stockholders must be submitted in writing and received by us on or before January 9, 2002. Address proposals to Z-Tel Technologies, Inc.,
Attention: Secretary, 601 South Harbour Island Boulevard, Suite 220, Tampa, Florida 33602. In addition, our bylaws provide that stockholder proposals intended to be presented at an Annual Meeting of Stockholders must be received by us not less than 60 nor more than 90 days before the date of the meeting (unless less than 70 days notice or disclosure of the date of the meeting is given to stockholders, in which case the proposal must be received by us no later than the close of business on the tenth day following the date on which notice was given or public disclosure was made). The specific requirements for submitting such proposals are set forth in our bylaws.

                                    By Order of the Board of Directors,




                                    D. GREGORY SMITH, President, Chief Executive
                                    Officer and Chairman of the Board
May 1, 2001

                                 2001 AMENDMENT
                                       TO
                       THE 2000 EQUITY PARTICIPATION PLAN
                                       OF
                            Z-TEL TECHNOLOGIES, INC.

         This 2001 Amendment to the 2000 Equity Participation Plan of Z-Tel Technologies, Inc., a Delaware corporation, which increases the number of shares covered by the Plan by 2,500,000 shares, is hereby adopted, effective the ___ day of ___, 2001, as follows:

         1. Section 2.1(a) of the Plan is hereby amended in its entirety to read as follows:

                           (a) The shares of stock subject to Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Deferred Stock, Stock Payments or Stock Appreciation Rights shall be Common Stock, initially shares of the Company's Common Stock, par value $0.01 per share. The aggregate number of such shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall be Four Million Five Hundred Thousand (4,500,000) plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2001 equal to the lesser of (i) Three Million (3,000,000) shares of the Company's Common Stock, (ii) 6% of the outstanding shares on such date, or (iii) a lesser amount determined by the Board. The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

                                                                   FORM OF PROXY


                            Z-TEL TECHNOLOGIES, INC.


           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2001

         The undersigned, a stockholder of Z-Tel Technologies, Inc. ("Z-Tel"), hereby appoints D. Gregory Smith, Dumas Garrett, Mark H. Johnson, and Jeffrey H. Kupor, and each of them, attorney and proxy of the undersigned, each with full powers of substitution, for and on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Z-Tel to be held at the Wyndham Harbour Island Hotel, Tampa, Florida at 1:00 P.M., local time, on May 31, 2001, and any adjournments or postponements thereof (the "Annual Meeting"), and to vote at the Annual Meeting all the shares of Common Stock of Z-Tel that the undersigned is entitled to vote at the Annual Meeting, with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company's Proxy Statement dated May 1, 2001 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified on the reverse side:

         The shares represented by this Proxy will be voted in the manner directed herein only if this Proxy is properly executed and timely returned. If the undersigned does not specify a choice, the shares will be voted FOR the nominees for director listed on the reverse side, FOR the proposal to approve the Amendment to Z-Tel's Amended and Restated Certificate of Incorporation, FOR the proposal to approve the Amendment to the 2000 Equity Participation Plan, and in the discretion of the proxies for other matters which may properly come before the Annual Meeting.

                  (Continued and to be signed on reverse side)
 ------------------------------------------------------------------------------

The Board of Directors recommends voting FOR the following proposals:


1.  ELECTION OF DIRECTORS
                                                                           3. PROPOSAL TO RATIFY THE AMENDMENT TO THE 2000 EQUITY
         Nominees: Laurence S. Grafstein, Charles W. McDonough and         PARTICIPATION PLAN
         Mark S. Feighner
                                                                                 FOR          AGAINST        ABSTAIN
                                                    WITHHOLD                     [ ]            [ ]            [ ]
               FOR the nominees                     AUTHORITY
            listed above (except as             to vote for all the
             marked to the contrary)           nominees listed above
                     [ ]                               [ ]

    (INSTRUCTION: To withhold authority to vote for any individual nominee(s), print the name of such nominee(s) below.)

             ---------------------------------------------



2.  PROPOSAL TO APPROVE THE AMENDMENT TO Z-TEL'S AMENDED                   4.  OTHER MATTERS:  Unless a line is stricken through
AND RESTATED CERTIFICATE OF INCORPORATION                                  this sentence, the proxies herein named may in their
                                                                           discretion vote the shares represented by this Proxy upon
                FOR          AGAINST        ABSTAIN                        such other matters as may properly come before the Annual
                [ ]            [ ]            [ ]                          Meeting.


         The undersigned acknowledges receipt of (1) the Company's 2001 Annual Report to Stockholders and (2) the Company's Notice of Annual Meeting and Proxy Statement dated May 1, 2001 relating to the Annual Meeting. The undersigned does hereby revoke any proxy previously given with respect to the shares represented by this Proxy.

                                           Date                          , 2001
                                               --------------------------

                                    --------------------------------------------
                                    Signature

                                    --------------------------------------------
                                    Signature if held jointly

                                    NOTE: Your signature should appear as your name appears hereon. As to shares held in joint names, each joint owner should sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. If signing as attorney, executor, administrator, trustee, guardian, or in other representative capacity, please give full title as such.


                                    Please mark, sign and date this proxy card and promptly return it using the enclosed envelope.


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